EXHIBIT 23.1
INDEPENDENT AUDITORS’ CONSENT
To the Management Board of ALTANA Aktiengesellschaft:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2003, except for Note 31, which is as of April 10, 2003, with respect to the consolidated balance sheet of ALTANA Aktiengesellschaft as of December 31, 2002, and the related consolidated income statement, statement of changes in shareholders’ equity and statement of cash flows for the year ended December 31, 2002, which report appears in the December 31, 2004 Annual Report on Form 20-F of ALTANA Aktiengesellschaft, and to our naming as experts in such Registration Statement.
Frankfurt am Main, Germany
September 23, 2005
/s/ KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft